Exhibit 10.3

Release Agreement

     WHEREAS, Nextel Communications, Inc. a Delaware corporation (the “Company,” a term which includes its predecessors, parents, subsidiaries, divisions, successors-in-interest, related or affiliated companies, successors, all of its and their current and former officers, directors, stockholders, members, employees, heirs, assigns, representatives, insurers, agents and counsel and all persons acting by, through, under or in concert with any of them, unless the context otherwise clearly requires), and JAMES F. MOONEY (“Executive”) are parties to a Separation and Non-Competition Agreement, dated September 19, 2002 (the “Agreement”); and

     WHEREAS, Executive’s employment with the Company terminated on the Separation Date (as defined in Section 1 of the Agreement); and

     WHEREAS, Executive is required to sign this Release in order to receive the payments to be made and the benefits to be received by Executive pursuant to Section 2 of the Agreement.

     NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

          1.     This Release is effective on the date hereof and will continue in effect as provided herein.

          2.     As a material inducement to the Company to enter into the Agreement and in consideration of the payments to be made and the benefits to be received by Executive pursuant to Section 2 of the Agreement, Executive, for himself and Executive’s dependents, successors, assigns, heirs, executors and administrators (and Executive’s and their legal representatives of every kind), hereby irrevocably and unconditionally releases, dismisses, remises, acquits and forever discharges the Company from any and all arbitrations, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever, known or unknown, suspected or unsuspected (collectively “Claims”) that Executive now has, may have, owns, or holds, or claims to have, own, or hold, or any time had, owned, or held, or claimed to have had, owned, or held against the Company. This complete release of Claims includes, without express or implied limitation, the release of all Claims of breach of express or implied contract; all Claims related to Executive’s employment and the termination of his employment; all Claims of wrongful termination of employment whether in contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under state or federal law; and any legal restrictions on the Company’s right to terminate employees, or any federal, state, local statutory or common law or other governmental statute, regulation or ordinance, including, without limitation, Section 1981 of Title 42 of the United States Code and/or Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Virginia Human Rights Act, Virginia Code 43 and Chapter 11 of the 1976 Code of Fairfax County, Virginia, the Equal Pay Act, the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended, the Rehabilitation Act of 1973, the Racketeer Influenced and Corrupt Organizations Act, all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation which are based upon or arise from the acts, practices, transactions, events, and/or facts underlying any wage claim that was or could have been asserted; and all Claims for attorney’s fees and costs. This complete release of claims does not include a release of any Claims that arise from the Company’s obligations under the Agreement, to any benefits under the Company’s employee benefit plans to which he is or will be entitled pursuant to the terms of such plans in the ordinary course, except as otherwise provided in Section 2 of the Agreement, or to any indemnity against claims, costs or expenses to which he may be entitled as a result of having served as an officer of the Company or any its affiliates pursuant to their respective articles or by-laws or any policies of insurance they may maintain.

          3.     Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.

          4.     Executive agrees to release and discharge Company, not only from any and all claims which he could make on his own behalf, but also those which may or could be brought by any person or organization, on his behalf, and he specifically waives any right to become, and promises not to become, a member of any class or a party in any proceeding or case in which a claim or claims against Company may arise, in whole or in part, from any event which occurred up through and including the date of the Agreement.

          5.     Executive acknowledges that his waiver and release of rights and claims as set forth in the Agreement is in exchange for valuable consideration which he would not otherwise be entitled to receive.

          6.     The parties understand, agree and intend that, upon receipt of payments by the Company referred to in Section 2 of the Agreement, Executive will have received complete satisfaction of any and all claims, whether known, suspected, or unknown, that he may have or had against Company, and he thereby waives any and all relief not explicitly provided for herein.

     (e)  Executive agrees to pay any reasonable legal fees or costs incurred by the Company as a result of any breach of his promises in this Release, including his promise to fully release Company from all claims and to compensate his attorneys for their legal fees.

          7.     Executive further agrees and acknowledges that:

                    (a) Executive represents and agrees that he has been advised by the Company to consult and discuss all aspects of the Agreement and this Release with legal counsel prior to executing and delivering Release, has had an opportunity to consult with and to be advised by legal counsel of Executive’s choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily, without coercion or duress of any kind and intending to be bound;

                    (b) Executive acknowledges that he has been given the opportunity to consider the Agreement and this Release for a period of at least twenty-one (21) days. In the event that Executive has executed the Agreement and this Release within less than twenty-one (21) days of the date of its delivery to him, Executive acknowledges that such decision was entirely voluntary and that he had the opportunity to consider the Agreement and this Release for the entire twenty-one (21) day period. Executive and the Company acknowledge that for a period of seven (7) days from the date that Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by Leonard J. Kennedy, Senior Vice President and General Counsel before the end of such Revocation Period. Provided that this Release is not revoked pursuant to the preceding sentence, the Agreement and this Release shall become effective, binding, irrevocable and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). If Executive exercises his right to revoke this Release, Executive will forfeit his right to receive any of the benefits provided for herein or therein, without affecting the effectiveness of the termination of Executive’s employment with the Company under Section 1 of the Agreement.

          8.     Executive represents that he has not filed any complaints or lawsuits against the Company with any government agency or any court, and that he will not seek to recover any monetary damages in the future with respect to claims that arose prior to the Effective Date of the Agreement; provided, however, that this shall not limit Executive from filing a lawsuit for the sole purpose of enforcing Executive’s rights under this Release.

          9.     Executive waives and releases any claim that Executive has or may have to reemployment. Executive agrees that Executive will not seek employment with the Company at any time in the future.

[The remainder of this page is intentionally blank.]

     IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

Dated: 10/1/02	/s/ James F. Mooney James F. Mooney

Dated: 10/8/02	/s/ Leonard J. Kennedy Leonard J. Kennedy Senior Vice President and General Counsel